Exhibit 99.1

LIMFLOW CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022 AND AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

LIMFLOW S.A.

Independent Auditor's Report

Board of Directors
LimFlow S.A.
Paris, France

Opinion

We have audited the consolidated financial statements of LimFlow, S.A. (the “Company”), which comprise the consolidated balance sheets as of September 30, 2023 and December 31, 2022, and the related consolidated statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the nine months ended September 30, 2023 and the year ended December 31, 2022, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and December 31, 2022, and the results of its operations and its cash flows for the nine months ended September 30, 2023 and the year ended December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Costa Mesa, California
January 31, 2024

LimFlow S.A.
Consolidated Balance Sheets
(€ in thousands, except share data)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	€3,117	€23,034
Restricted cash	834	1,741
Accounts receivable, net	478	187
Inventories, net	243	261
Financial assets	11	—
Other current assets	1,036	826
Total current assets	5,719	26,049
Operating lease right of use asset	—	77
Property and equipment, net	244	187
Other noncurrent assets	3,804	3,625
Total assets	€9,767	€29,938

Liabilities, convertible preferred shares and shareholders' deficit
Current liabilities:
Accounts payable	€1,055	€1,521
Payroll-related accruals	1,207	981
Accrued expenses and other current liabilities	1,104	843
Financial liabilities	—	203
Operating lease liabilities, current portion	—	108
Current portion of long-term debt	424	409
Total current liabilities	3,790	4,065
Long-term debt, net of current portion	1,052	1,370
Uncertain tax positions	1,643	1,551
Other long-term liabilities	182	182
Total liabilities	€6,667	€7,168
Commitments and contingencies (Note 10)

Convertible preferred shares
Series A Preferred shares, €1.00 par value, 23,671 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022; €2,209 liquidation preference as of September 30, 2023 and December 31, 2022	3,172	3,172
Series B Preferred shares, €1.00 par value, 76,389 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022; €14,657 liquidation preference as of September 30, 2023 and December 31, 2022	15,070	15,070
Series C Preferred shares, €1.00 par value, 173,115 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022; €59,116 liquidation preference as of September 30, 2023 and December 31, 2022	39,592	39,592

Series D Preferred shares, €1.00 par value, 139,540 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022; €63,078 liquidation preference as of September 30, 2023 and December 31, 2022	42,223	42,223

Shareholders' deficit
Common shares, €1.00 par value, 33,147 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022	33	33
Additional paid in capital	4,332	3,683
Accumulated other comprehensive loss	(15)	(24)
Accumulated deficit	(101,307)	(80,979)
Total shareholders' deficit	(96,957)	(77,287)

Total liabilities, convertible preferred shares and shareholders' deficit	€9,767	€29,938
The accompanying notes are an integral part of these consolidated financial statements.

LimFlow S.A.
Consolidated Statements of Operations and Comprehensive Loss
(€ in thousands)

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Revenue	€938	€252
Cost of goods sold	956	765
Gross loss	(18)	(513)
Operating expenses:
Research and development	11,559	10,853
Selling, general and administrative	9,320	7,634
Total operating expenses	20,879	18,487
Loss from operations	(20,897)	(19,000)
Other income (expense)
Interest income	26	7
Interest expense	(15)	(19)
Other income (expense)	146	(418)
Total other income (expense)	157	(430)
Loss before income taxes	(20,740)	(19,430)
Income tax benefit	(412)	(637)
Net loss	€(20,328)	€(18,793)
Other comprehensive gain (loss)
Defined benefit pension plan adjustment	(6)	48
Foreign currency translation adjustment	15	(58)
Total other comprehensive (loss)	9	(10)
Comprehensive loss	€(20,319)	€(18,803)

The accompanying notes are an integral part of these consolidated financial statements.

LimFlow S.A.
Consolidated Statements of Convertible Preferred Shares and Shareholders’ Deficit
(€ in thousands, except share data)

	Convertible preferred shares								Shareholders' Deficit
	Series A preferred shares		Series B preferred shares		Series C preferred shares		Series D preferred shares		Common shares		Additional paid in capital	Accumulated deficit	Accumulated other comprehensive loss	Total Shareholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	23,671	€3,172	76,389	€15,070	164,381	€37,594	—	€—	33,147	€33	€3,176	€(62,186)	€(14)	€(58,991)
Issuance of preferred shares	—	—	—	—	8,734	1,998	139,540	42,223	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	—	—	507	—	—	507
Net loss	—	—	—	—	—	—	—	—	—	—	—	(18,793)		(18,793)
Defined benefit pension plan adjustment	—	—	—	—	—	—	—	—	—	—	—	—	48	48
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(58)	(58)
Balance as of December 31, 2022	23,671	€3,172	76,389	€15,070	173,115	€39,592	139,540	€42,223	33,147	€33	€3,683	€(80,979)	€(24)	€(77,287)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	649	—	—	649
Net loss	—	—	—	—	—	—	—	—	—	—	—	(20,328)		(20,328)
Defined benefit pension plan adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(6)	(6)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	15	15
Balance as of September 30, 2023	23,671	€3,172	76,389	€15,070	173,115	€39,592	139,540	€42,223	33,147	€33	€4,332	€(101,307)	€(15)	€(96,957)

The accompanying notes are an integral part of these consolidated financial statements.

LimFlow S.A.
Consolidated Statements of Cash Flows
(€ in thousands)

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Cash flows from operating activities
Net loss	€(20,328)	€(18,793)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	32	24
Deferred tax benefit	(74)	(143)
Bad debt expense	—	19
Non-cash operating lease activity	(31)	2
Non-cash pension expense	16	29
Amortization of debt issuance costs	4	6
Share based compensation expense	649	507
(Gain) loss on derivatives, net	(214)	203
Loss on convertible debt, net	—	200
Loss on Series D preferred shares liability	—	172
Uncertain tax positions	92	295
Changes in:
Accounts receivable	(291)	(195)
Inventories	18	(115)
Other current and noncurrent assets	(315)	(226)
Accounts payable	(466)	674
Payroll-related accruals	204	244
Accrued expenses and other current liabilities	261	282
Long-term liabilities	—	12
Net cash used in operating activities	(20,443)	(16,803)

Cash flows from investing activities
Purchase of property and equipment	(89)	(176)
Net cash used in investing activities	(89)	(176)

Cash flows from financing activities
Proceeds from issuance of preferred shares	—	37,397
Repayment of long-term debt	(306)	(25)
Proceeds from long-term debt	—	2,198
Net cash (used in) / provided by financing activities	(306)	39,570

Effect of foreign exchange rate on cash, cash equivalents, and restricted cash	14	(59)
Net (decrease) / increase in cash, cash equivalents and restricted cash	(20,824)	22,532
Cash, cash equivalents and restricted cash, beginning of year	24,775	2,243
Cash, cash equivalents and restricted cash, end of year	€3,951	€24,775

Supplemental cash flow information:
Cash paid for income taxes, net	€12	€4
Cash paid for interest	€14	€26

Non-cash investing and financing activities:
Preferred shares issued on conversion of debt	€—	€6,653
Preferred shares purchase right liability	€—	€951
Reclassification of preferred shares purchase right liability to equity due to issuance of Series D convertible preferred shares	€—	€(1,123)

The accompanying notes are an integral part of these consolidated financial statements.

LimFlow S.A.
Notes to Consolidated Financial Statements

1. ORGANIZATION
Description of Business
LimFlow, S.A. ("LimFlow" or "the Company") is a medical technology company focused on treatment of Chronic Limb-Threatening Ischemia (“CLTI”), an advanced stage of peripheral artery disease that is associated with increased mortality, risk of amputation and impaired quality of life. LimFlow internally-developed its Transcatheter Arterialization of Deep Veins system (“TADV”) which is designed to bypass blocked arteries in the leg and deliver oxygenated blood back into the foot via the veins in no-option CLTI patients. No-option CLTI patients are those who are facing major amputation and have exhausted all other therapeutic options. LimFlow is headquartered in Paris, France and operates in France and the U.S. The Company consolidates its two wholly-owned subsidiaries LimFlow Inc. and LimFlow GmbH, located in the U.S. (California) and Germany (Dresden), respectively.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and are expressed in Euros. The consolidated financial statements are pursuant to the rules and regulations of the Securities and Exchange Commission. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and in Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts and operations of the Company, inclusive of its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Significant estimates and assumptions made in the accompanying consolidated financial statements may include revenue recognition, property and equipment, and their associated estimated useful lives, collectability of receivables, recoverability of long-lived assets, valuation of inventory, operating lease right-of-use (“ROU”) assets and liabilities, fair value of share options, recoverability of net deferred tax assets and related valuation allowance, and certain accruals. Estimates are based on historical experience and on various assumptions that the Company believes are reasonable under current circumstances. Actual results could differ materially from those estimates.
Concentrations of Credit Risk
The Company is subject to credit risk through its cash and cash equivalents, accounts receivable and accounts payable. The Company considers risks related to its cash and cash equivalents to be minimal as the Company's policy is to place cash and cash equivalents in highly-rated financial institutions.
During the nine months ended September 30, 2023, three customers individually accounted for more than 10% of the Company's revenues. During the year ended December 31, 2022, two customers individually accounted for more than 10% of the Company's revenues.
As of September 30, 2023, one customer accounted for more than 10% of the Company's accounts receivable. As of December 31, 2022, two customers individually accounted for more than 10% of the Company's accounts receivable.
As of September 30, 2023, three suppliers individually accounted for more than 10% of the Company's accounts payable. As of December 31, 2022, two suppliers individually accounted for more than 10% of the Company's accounts payable.
Prior to Food and Drug Administration ("FDA") approval, the Company's revenues primarily represented product sold for procedures performed during clinical trial primarily held in the U.S.

LimFlow S.A.
Notes to Consolidated Financial Statements
Cash and Cash Equivalents
The Company considers cash on hand, cash in demand deposit accounts including money market funds, and instruments with a maturity date of 90 days or less at date of purchase to be cash and cash equivalents. The Company maintains its cash and cash equivalent balances with banks.
Restricted Cash
The Company defines restricted cash as cash that is legally restricted as to withdrawal or usage. The amount included in restricted cash primarily includes a margin account used in the periodic net settlement for payments associated with forward foreign exchange contracts, security deposits of leases, and amounts in escrow to enter into manufacturing contracts with suppliers. The Company determines the classification of the restricted cash balances as current or noncurrent depending on when these funds may become available.
Accounts Receivable, Net
Trade accounts receivable are recorded at the invoiced amount, net of any allowance for credit losses. The Company evaluates the expected credit losses of accounts receivable, considering historical credit losses, current customer-specific information and other relevant factors when determining the allowance. An increase to the allowance for credit losses results in a corresponding increase in selling, general and administrative (“SG&A”) expenses. The Company charges off uncollectible receivables against the allowance when all attempts to collect the receivable have failed. The allowance for credit losses was not significant as of both September 30, 2023 and December 31, 2022.
Inventories, Net
The Company values inventory at the lower of the actual cost to purchase or manufacture the inventory or net realizable value for such inventory. Cost is determined on the weighted average basis. The Company capitalizes acquired inventory only for stock purchases sold in the market where the regulatory approval was obtained. The Company regularly reviews inventory quantities in process and on hand, and when appropriate, records a provision for obsolete and excess inventory. The Company writes down inventory that has expired or becomes obsolete, inventory that has a cost basis in excess of its expected net realizable value and inventory in excess of expected requirements based on future demand and as compared to remaining shelf life. The estimate of excess quantities is subjective and primarily dependent on the Company’s estimates of future demand for a particular product. If the estimate of future demand is inaccurate based on actual sales, the Company may increase the write down for excess inventory for that component and record a charge to inventory impairment in cost of goods sold on the accompanying consolidated statements of operations and comprehensive loss.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation. Expenditures for additions and improvements that extend the lives of the assets are capitalized while expenditures for repairs and maintenance that neither materially add to the value of the property and equipment nor appreciably prolong its economic life are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. Upon sale or disposition of property and equipment, any gain or loss is included as an operating expense in the accompanying consolidated statements of operations and comprehensive loss.
Right-of-use Assets and Lease Liabilities
The Company determines if an arrangement is a lease upon inception and determines the classification of the lease, as either operating or financing, at commencement under ASC 842, Leases. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The right to control the use of an asset includes the right to obtain substantially all of the economic benefits of the underlying asset and the right to direct how and for what purpose the asset is used. The Company determines certain service agreements that contain the right to use an underlying asset are not leases because the Company does not control how and for what purpose the identified asset is used.
After the adoption of the new lease standard on January 1, 2021, right-of-use assets and lease liabilities are recorded based on the present value of future lease payments which factors in certain qualifying initial direct costs incurred as well as any lease incentives received. If an implicit rate is not readily determinable, the Company utilizes inputs from comparable term risk-free rates to determine the appropriate discount rate. Lease

LimFlow S.A.
Notes to Consolidated Financial Statements
expense for operating lease payments is recognized on a straight-line basis over the lease term. Lease terms may factor in options to extend or terminate the lease.
We adhere to the short-term lease recognition exemption for all classes of assets (i.e. facilities and equipment). As a result, leases with an initial term of twelve months or less are not recorded on the balance sheet and are recognized on a straight-line basis over the lease term. In addition, for certain equipment leases, we account for lease and non-lease components, such as services, as a single lease component, as permitted.
Impairment of Long-lived Assets
Long-lived assets and right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
There was no impairment identified for the nine months ended September 30, 2023 and for the year ended December 31, 2022.
Fair Value of Financial Instruments
The Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and debt approximate their fair value due to their liquidity or short maturities.
The Company measures and records certain financial assets and liabilities at fair value on a recurring basis. U.S. GAAP provides a fair value hierarchy that distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels.
•Level 1—Adjusted quoted prices in active markets for identical assets or liabilities.
•Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.
See Note 7 – Fair Value Measurements for further information.
Post-retirement Benefits
The Company sponsors a post-retirement defined benefit plan in accordance with the French government mandate which covers employees working in France. The post-retirement benefit plan provides benefits in the event of retirement, death or disability, with benefits based on age and salary. The post-retirement benefit plan is unfunded.
The post-retirement defined benefit plan obligation on the balance sheet represents the total accrued liability for the plan benefits, irrespective of the extent to which these benefits may be reinsured with an insurer. The measurement of the project benefit obligation is dependent on the assumptions that include the discount rate, mortality rates, expected salary increases, healthcare cost trend rates and attrition rates.
The post-retirement defined benefit plan obligation is remeasured at least annually as of December 31, based on the present value of future benefit payments to reflect the future benefit costs over the length of the employees' service to the Company and their age according to the terms of the plan.
The Company recognizes the underfunded post-retirement benefit plan as liability in its consolidated balance sheets and recognizes changes in the unamortized actuarial gains and losses associated with the benefit obligation through accumulated other comprehensive income or loss. The post-retirement benefit plan’s benefit obligations, net periodic post-retirement benefit cost and employer contributions are insignificant to the Company’s consolidated financial statements as of September 30, 2023 and December 31, 2022, respectively. There were no benefits paid for the nine months ended September 30, 2023 and for the year ended December

LimFlow S.A.
Notes to Consolidated Financial Statements
31, 2022. Post retirement benefit contributions are included in payroll related accruals in the accompanying consolidated balance sheets.
401(k) Plan

The Company sponsors a defined contribution plan for certain of its U.S.-based employees under Section 401(k) of the U.S. Internal Revenue Code. The Company implemented the defined contribution plan in November 2018 and introduced a matching policy for the contribution plan during the year ended December 31, 2022. Employees become eligible to participate in the 401(k) plan upon the first full calendar month of their employment. Under the terms of the plan, the Company matches 100% of the first 3% of employee contributions and another 50% if employees contribute up to 5%. The total matching expenses and the cumulative matching expenses were €0.1 million for each of the nine months ended September 30, 2023 and the year ended December 31, 2022.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
The Company’s revenue is primarily generated from product sales through distributors and directly to hospitals utilizing the Company’s direct sales force or consignment arrangements. The Company recognizes revenue for arrangements where the Company has satisfied its performance obligation of shipping or delivering the product. For sales where the Company’s sales representative hand delivers products directly to the hospitals, control of the products transfers to the customers upon such hand delivery. For consignment transactions where inventory is held by the customer, revenue is recognized when control is transferred at the time the customer uses the inventory in a procedure. Revenue from product sales is comprised of product revenue, net of product returns.
Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other available resources, and are distinct in the context of the contract, whereby the transfer of the good or service is separately identifiable from other promises in the contract.
Performance Obligation—The Company has revenue arrangements that consist of a single performance obligation, the delivery of the Company’s products. The satisfaction of this performance obligation occurs with the transfer of control of the Company’s product to its customers, upon shipping or delivery of the product. We have elected to account for shipping and handling activities that occur after the customer has obtained control as a fulfillment activity, and not a separate performance obligation.
Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods. The amount of revenue recognized is based on the transaction price, which represents the invoiced amount. The Company establishes estimated provisions for returns at the time of sale based on historical experience. Historically, actual product returns have been immaterial to the Company’s consolidated financial statements.
The Company excludes taxes assessed by governmental authorities on revenue-producing transactions from the measurement of the transaction price.
Costs associated with product sales include commissions and are recorded in SG&A expenses. The Company applies the practical expedient and recognizes commissions as an expense when incurred because the amortization period is less than one year.
Cost of Goods Sold
Cost of goods sold consists primarily of the cost of inventory components. Cost of goods sold also includes certain direct costs such as shipping and handling costs and indirect costs such as salaries of personnel involved in the manufacturing and distribution process.

LimFlow S.A.
Notes to Consolidated Financial Statements
Advertising Costs
Advertising costs are charged to operations as incurred. Advertising costs were not significant for the nine months ended September 30, 2023 and for the year ended December 31, 2022. Advertising costs are included in SG&A expenses in the accompanying consolidated statements of operations and comprehensive loss.
Research and Development
Research and development costs are expensed as incurred and include the costs to design, develop, test, deploy and enhance new and existing products. Research and development costs also include expenses associated with the purchase of intellectual property relating to a particular research and development project that has no alternative future uses, costs of inventory in jurisdictions where regulatory approval from FDA has not yet been obtained, services and supplies associated with clinical studies, registries and sponsored research. These costs include direct salary and employee benefit-related costs for research and development personnel, costs for materials used and costs for outside services.
Share-Based Payments
The Company measures the cost of share-based awards granted to employees and non-employees based on the grant date fair values. For share-based awards subject only to service conditions, the Company recognizes compensation cost for these awards on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company does not make an estimate for forfeitures and has elected to account for forfeitures as they occur.
The grant date fair value of the Company’s share options was calculated using a Black-Scholes option pricing model. The Black-Scholes pricing model requires the use of subjective inputs including the option’s expected term, the volatility of the underlying share, the fair value of the share, dividend yield rate and the risk-free rate. The grant date fair value of the Company’s share option was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management assesses the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of provision for income taxes.
Hedging
The Company uses forward foreign exchange contracts to hedge the foreign exchange risk in order to manage its exposure to the variability of cash flows, primarily related to the foreign exchange rate changes of future intercompany transactions denominated in a foreign currency. The non-qualifying derivative is recorded at fair value on the consolidated balance sheets with periodic fair value remeasurement recorded to other income and expense on the consolidated statements of comprehensive loss.
Foreign Currency Translation
When the functional currencies of the Company's foreign subsidiaries are in currencies other than the Euro, the assets and liabilities of the foreign subsidiaries are translated into Euros at the exchange rate in effect on the balance sheet date. Income and expense items of the Company subsidiaries are translated into Euros at the average exchange rates prevailing during the period. Gains or losses from these translation adjustments are reported as a separate component of shareholders’ deficit in accumulated other comprehensive loss until there is a sale, or complete or substantially complete liquidation of the Company’s investment in the foreign subsidiaries, at which time the gains or losses will be realized and included in consolidated net income (loss).

LimFlow S.A.
Notes to Consolidated Financial Statements
Transaction gains and losses are included in other income (expense) and have not been significant for the periods presented.
The Company’s intercompany accounts are denominated in the functional currencies of the foreign subsidiaries. Gains and losses resulting from the remeasurement of intercompany transactions that the Company considers to be of a long-term investment nature are recorded in accumulated other comprehensive loss as a separate component of shareholders’ deficit, while gains and losses resulting from the remeasurement of intercompany transactions from those foreign subsidiaries for which the Company anticipates settlement in the foreseeable future are recorded in the consolidated statements of operations and comprehensive loss.
Comprehensive Loss
The Company’s comprehensive loss is comprised of net loss and gains and losses from foreign currency translation adjustments and qualifying activity related to the Company's defined benefit pension plan.
Recently Issued Accounting Pronouncements
Accounting Pronouncements Adopted
In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopics 470-20). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU 2020-06 amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company evaluated the impact of the adoption the standard had on its consolidated financial statements and related disclosures and concluded that there was not a material impact.
In December 2019, the FASB issued ASU 2019-12, Income Taxes - Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by clarifying and amending existing guidance related to the recognition of franchise tax, the evaluation of a step-up in the tax basis of goodwill and the effects of enacted changes in tax laws or rates in the effective tax rate computation, among other clarifications. ASU 2019-12 is effective for annual periods beginning after December 15, 2021, and early adoption is permitted. The Company adopted this guidance effective January 1, 2022 and the adoption of this standard did not have a material impact on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. This standard provides guidance regarding methodologies and disclosures related to expected credit losses. The Company adopted this guidance effective January 1, 2022 and the adoption of this standard did not have a material impact on its consolidated financial statements.
3. INVENTORIES, NET
Inventories, net, consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Inventories, net:
Finished goods	€243	€261
Total inventories, net	€243	€261

LimFlow S.A.
Notes to Consolidated Financial Statements
4. PROPERTY AND EQUIPMENT,NET
Property and equipment consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Property and equipment, net:
Clinical hardware	€252	€248
Computer hardware	151	75
Furniture and fixtures	11	6
R&D equipment	4	—
Computer software	5	5
Total property and equipment, gross	€423	€334
Less: Accumulated depreciation	(179)	(147)
Total property and equipment, net	€244	€187

Depreciation expense was insignificant for the nine months ended September 30, 2023 and for the year ended December 31, 2022 and was included in SG&A expenses.
5. OTHER CURRENT ASSETS
The following is a summary of the Company's other current assets as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023	December 31, 2022
R&D tax credits (see Note 14)	€915	€564
Prepaid expenses	50	27
Other current assets	71	235
Total other current assets	€1,036	€826
6. OTHER NONCURRENT ASSETS
The following is a summary of the Company's other noncurrent assets as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023	December 31, 2022
R&D tax credits (see Note 14)	€1,598	€1,506
Deferred tax assets (see Note 14)	2,193	2,108
Other noncurrent assets	13	11
Total other noncurrent assets	€3,804	€3,625
7. FAIR VALUE MEASUREMENTS
The following tables summarize the Company's financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023
	Level 1	Level 2	Level 3	Aggregate Fair Value
Financial assets	€—	€—	€11	€11
Total assets	€—	€—	€11	€11

LimFlow S.A.
Notes to Consolidated Financial Statements

	December 31, 2022
	Level 1	Level 2	Level 3	Aggregate Fair Value
Financial liabilities	€—	€—	€(203)	€(203)
Total liabilities	€—	€—	€(203)	€(203)
There were no transfers between Levels 1, 2 or 3 for the periods presented.
The Company had €0.3 million and €1.2 million included within a margin account as of September 30, 2023 and December 31, 2022, respectively. The Company classifies its derivative asset and derivative liability at September 30, 2023 and December 31, 2022, respectively, as Level 3 because they are valued using inputs other than quotes prices which are directly or indirectly observable in the market, including readily available pricing sources for the identical underlying security which may not be actively traded.
The Company used an Option Pricing Model to measure the fair value of the derivative instrument, convertible debt, for which the Company elected the fair value option, and Series D-2 Tranche liability during the periods outstanding, as shown in the tables below, and records the change of fair value in the consolidated statements of operations and comprehensive loss during the corresponding periods. The following table represents the changes in the fair value measurement of the derivative assets and liabilities associated with the derivative instrument, convertible debt and Series D-2 Tranche liability classified as Level 3 balances for the period ended September 30, 2023 and years ended December 31, 2022 and 2021 (in thousands):

As of September 30, 2023:
Derivative Instrument
Balance as of January 1, 2023	€(203)
Mark to market adjustment	214
Balance as of September 30, 2023	€11

As of December 31, 2022:
	Derivative Instrument	Redeemable Convertible Debt	Series D-2 Tranche Liability
Balance as of January 1, 2022	€—	€(4,456)	€—
Issuance	—	(1,997)	(951)
Mark to market adjustment	(203)	(200)	(172)
Conversion of debt - reclassification to Series D Preferred Shares	—	6,653	—
Issuance of Series D Preferred Shares	—	—	1,123
Balance as of December 31, 2022	€(203)	€—	€—
The following tables provide quantitative information regarding the significant unobservable inputs used by the Company for Level 3 assets and liabilities measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 (in thousands):

As of September 30, 2023:
	Fair value at 9/30/2023	Valuation Technique	Unobservable input	Value and/or range
Derivative instrument	€11	Option pricing model	Volatility	6.36%
			Counterparty synthetic credit rating	B+ to B-
			Own synthetic credit rating	CCC+ to CCC-
			Counterparty Credit Spread	3.44%
			Own Credit spread	7.12%

LimFlow S.A.
Notes to Consolidated Financial Statements

As of December 31, 2022:
	Fair value at 12/31/2022	Valuation Technique	Unobservable input	Value and/or range
Derivative instrument	€(203)	Option pricing model	Volatility	9.99%
			Counterparty synthetic credit rating	B+ to B-
			Own synthetic credit rating	CCC+ to CCC-
			Counterparty Credit Spread	4.28%
			Own Credit spread	8.57%
Convertible debt	€—	Option pricing model	Probability of milestone achievement (a)	70% to 85%
			Discount rate for liquidation preference (b)	38% to 40%
			Downside discount rate	30% to 54%
			Discount factor (b)	0.2720 to 0.3853
			Decline in price if milestone not met	30% to 40%
			Expected term of milestone achievement	0.8 to 1.3 years
			Time to exit (b)	3.0 to 5.0 years
			Volatility	50% to 60%
			Discount for lack of marketability (b)	28% to 31%
Series D-2 tranche liability	€—	Option pricing model	Probability of milestone achievement	70%
			Discount rate for liquidation preference (b)	30% to 40%
			Downside discount rate	37% to 41%
			Discount factor (b)	0.3624 to 0.4368
			Decline in price if milestone not met	30%
			Expected term of milestone achievement	0.8 years
			Time to exit (b)	2.4 to 3.0 years
			Volatility	60%
			Discount for lack of marketability (b)	28% to 29%
(a) March 28, 2018 and March 25, 2022 were the two measurement dates where common share value was estimated based on the valuation of Series C and Series D preferred shares
(b) range considers both milestone achieved and milestone not achieved scenarios at relative valuation dates

LimFlow S.A.
Notes to Consolidated Financial Statements
8. LONG-TERM DEBT, NET
The following table presents the components of the Company’s long-term debt, net as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023	December 31, 2022
French government loans	€1,476	€1,779
Total long-term debt	1,476	1,779
Less: current portion	(424)	(409)
Long-term portion of debt	€1,052	€1,370
Contractual interest expense related to the debt was insignificant for the nine months ended September 30, 2023 and for the year ended December 31, 2022. The amortization of debt issuance costs were also not significant for the nine months ended September 30, 2023 and for the year ended December 31, 2022.
Aggregate annual maturities of long-term debt obligations for each of the next five years as of September 30, 2023:

September 30, 2023
Remainder of 2023	€106
2024	425
2025	427
2026	429
2027	89
Thereafter	—
Total	€1,476
French Government Loans
On January 1, 2021, the Company entered into a Repayable Advance Assistance Contract (the “Recoverable Advance from BPI”) with BPI France Financement (“BPI”), pursuant to which BPI made available to the Company a recoverable advance in an aggregate principal amount of €0.5 million with a 0% interest rate per year. Payments are due quarterly. The repayment is from December 2022 to September 2027.
The Company’s Recoverable Advance from BPI is based on the aid-free framework scheme for aid for research, development and innovation aid No SA.40391 for the period 2014-2020. This aid is allocated based on the notified scheme No SA.42322 (2015/N) on the method for calculating gross grant equivalent for aid granted in the form of repayable advances. The Company shall pay BPI for the costs of the instruction, the amount of which is indicated in special conditions (VAT exemption – Article 261 C of the French Tax Code).
In connection with the Recoverable Advance from BPI, the amount of the aid will be remitted to the Company in two installments: a sum of €0.3 million minus the amount of the instruction costs, at the signing of the contract, and the balance, upon completion of the work, at the request of the Company. The outstanding balance is presented as a noncurrent liability in the consolidated balance sheets as of September 30, 2023 and December 31, 2022.
On December 28, 2020, the Company entered into a State-Guaranteed Loan Agreement (the “PGE BPI Loan”) with BPI, pursuant to which BPI made available to the Company a term loan facility in an aggregate principal amount of €0.7 million which bears interest at 2.25% per year. The PGE BPI Loan is a State-Guaranteed Loan – Innovation Support which is part of the schemes set up by BPI to support innovative companies in the context of the acute health crisis (COVID-19). The repayment was initially due in 2021, but an extension was granted by the French government. Payments are due quarterly. The revised final repayment date is in December 2026.
On January 12, 2021, the Company entered into another State-Guaranteed Loan Agreement (the “PGE BNP Loan”) with BNP Paribas (“BNP Paribas”), pursuant to which BNP Paribas made available to the Company a term loan facility in an aggregate principal amount of €0.7 million which bears interest at 0.75% per year. The PGE BNP Loan is a State-Guaranteed Loan provided to address the financial impacts of the COVID-19 pandemic. In December 2021, the Company received an extension to the original repayment date which extended the final payment due in January 2027.

LimFlow S.A.
Notes to Consolidated Financial Statements
In connection with the PGE BNP Loan, the loan duration was originally one year from the date of disbursement of the funds. The repayment of this term loan and accrued interest is due at maturity.
As of September 30, 2023 and December 31, 2022, the fair value of the Company's debt was €1.5 million and €1.6 million, respectively. The Company classifies the fair value of its notes payable within Level 3 of the fair value hierarchy based on significant other observable inputs, such as quoted market prices for the same issues or on the current rates offered for debt of similar remaining maturities.
9. OTHER LONG-TERM LIABILITIES
Prospecting Insurance Contract
On June 23, 2021, the Company entered into a Prospecting Insurance Contract with BPI France Assurance Export, pursuant to which BPI Assurance Export guarantees the Company against the total or partial failure of the Company’s prospecting process in export sales during a prospecting period of 4 years and the franchise period, taking into account the prospecting expenses paid by the Company during the prospecting period, which Company shall start incurring as and when BPI Assurance Export will pay the initial provisional indemnity in an aggregate amount of €0.2 million.
In connection with the Prospecting Insurance Contract, failure of the prospecting process exempts the Company from reimbursing all or part of the provisional indemnities paid by BPI Assurance Export except that in all cases the Company shall pay to BPI Assurance Export the minimum lump sum reimbursement, in accordance with the terms of the contract. The outstanding balance is €0.2 million as at both September 30, 2023 and December 31, 2022.
10. COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company has operating leases for a facility they occupy. Lease expense for operating leases is recognized on a straight-line basis over the lease term. For lease agreements, other than long-term real estate leases, entered into or reassessed after the adoption of ASC 842 on January 1, 2021, the Company combines lease and non-lease components. LimFlow made the policy election to not account for short-term leases under ASC 842 and expense lease payments.
In August 2023, LimFlow executed a twelve month lease starting from August 2023 for provision of office space and associated services in a shared common area in Paris, France. The lease requires LimFlow to make lease rental payments on a monthly basis and also a payment of security deposit. The pricing includes cleaning and maintenance of the site, private and communal consumption of water, gas, electricity and heating and taxes. This lease is considered a short-term lease and will not be accounted for under ASC 842.
In August 2021, LimFlow executed a 22-month lease starting from September 2021 for provision of office space and associated services in a shared common area in Paris, France. The lease requires LimFlow to make lease rental payments on a monthly basis and also a payment of security deposit. The pricing includes cleaning and maintenance of the site, private and communal consumption of water, gas, electricity and heating and taxes.
Total lease cost for operating leases for the nine months ended September 30, 2023 and for the year ended December 31, 2022 was as follows (in thousands):

	September 30, 2023	December 31, 2022
Operating lease costs	€77	€142

LimFlow S.A.
Notes to Consolidated Financial Statements
Supplemental balance sheet information for the nine months ended September 30, 2023 and for the year ended December 31, 2022 was as follows (in thousands):

Right-of-use assets and lease liabilities	September 30, 2023	December 31, 2022
Assets
Operating lease right-of-use assets	€—	€77
Total right-of-use assets	€—	€77

Lease liabilities
Current portion of operating lease liabilities	€—	€108
Noncurrent portion of operating lease liabilities	€—	€—
Supplemental cash flow information related to operating leases for the nine months ended September 30, 2023 and for the year ended December 31, 2022 was as follows:

	September 30, 2023	December 31, 2022
Cash paid for amounts included in the measurement of operating lease liabilities	€110	€158
The weighted average lease term and weighted average discount rate for operating and finance leases for the nine months ended September 30, 2023 and for the year ended December 31, 2022 was as follows:

Weighted-average remaining lease term (years):	September 30, 2023	December 31, 2022
Operating leases	—	0.50
Weighted-average discount rates:
Operating leases	—	10.0%
There are no future minimum lease payments as of September 30, 2023 as the operating lease ended in June 2023.
Contingencies
Legal Proceedings
From time to time, the Company may become involved in legal proceedings arising out of the ordinary course of its business. Management is currently not aware of any matters that will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.
11. RELATED PARTY
The Company reimburses certain business expenses incurred by a member of the Board of Directors. During the nine months ended September 30, 2023 and for the year ended December 31, 2022, total costs incurred related to this arrangement were insignificant to the consolidated financial statements.

LimFlow S.A.
Notes to Consolidated Financial Statements
12. CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT
The following table summarizes LimFlow's common and preferred shares issued and outstanding:

	September 30, 2023	December 31, 2022
Convertible preferred shares
Series A preferred shares	23,671	23,671
Series B preferred shares	76,389	76,389
Series C preferred shares	173,115	173,115
Series D preferred shares	139,540	139,540
Total LimFlow convertible preferred shares issued and outstanding	412,715	412,715

Shareholders' deficit
Common shares	33,147	33,147
Total LimFlow common shares issued and outstanding	33,147	33,147
The Series A, Series B, Series C and Series D Preferred shares are classified in temporary equity in convertible preferred shares within the accompanying consolidated balance sheets as of September 30, 2023 and December 31, 2022.
The Series A Preferred Shares will be settled in an amount per share equal to the original purchase price of the Series A Preferred Shares, plus any accrued and unpaid dividends. The Series B Preferred Shares will be settled in an amount per share equal to the original purchase price of the Series B Preferred Shares, plus any accrued and unpaid dividends. The Series C Preferred Shares will be settled in an amount per share equal to the higher of either 1.5 times the respective subscription price paid for each Series C Preferred Share or the pro rata portion the holders of Series C Preferred Shares should be entitled if the proceeds were to be allocated pro rata between all shareholders, plus any accrued and unpaid dividends. The Series D Preferred Shares will be settled in an amount per share equal to the higher of either 1.5 times the respective subscription price paid for each Series D Preferred Share or the pro rata portion the holders of Series D Preferred Shares should be entitled if the proceeds were to be allocated pro rata between all shareholders, plus any accrued and unpaid dividends.
Under the shareholder agreement, distributions of available cash are generally made as follows:
a.First, all shareholders shall receive the nominal value of their shares. If the Proceeds are insufficient to serve such amount to the shareholders, then the Proceeds shall be allocated pro rata to their number of shares
b.Second, to the holders of Series D Preferred shares. If the Proceeds are insufficient to serve such amount to the holders of Series D Shares, then the balance of proceeds shall be allocated among the holder of Series D Shares pro rata to the Proceeds they were due to receive.
c.Third, to the holders of Series C Preferred shares. If the Proceeds are insufficient to serve such amount to the holders of Series C Shares, then the balance of Proceeds shall be allocated among the holders of Series C Shares pro rata to the Proceeds they were due to receive.
d.Fourth, to the holders of Series B Preferred shares. If the Proceeds are insufficient to serve such amount to the holders of Series B Preferred Shares, then the balance of Proceeds shall be allocated among the holders of Series B Shares pro rata to the Proceeds they were due to receive.
e.Fifth, to the holders of Series A Preferred shares. If the Proceeds are insufficient to serve such amount to the holders of Series A Shares, then the balance of Proceeds shall be allocated among the holders of Series A Shares pro rata to the Proceeds they were due to receive.
f.Finally, the balance of the Proceeds, if any, shall be allocated among the holders of Series B Shares, Series A Shares and common shares, pro rata to the number of Series B Shares, Series A Shares, and common shares the shareholders hold.

LimFlow S.A.
Notes to Consolidated Financial Statements
Common Shares
As of December 31, 2022, 33,147 Common Shares with a €1.00 par value of LimFlow were issued and outstanding. The Preferred Shares, as described below, may be converted, in whole or in part, into Common Shares on the basis of one Common Share for one Preferred Share, at the option of the holder and without consideration, with effect from the closing date of the current financial year at the time of notification of conversion request or on the date of receipt by the Company of the notification of the conversion request, at the licensee’s choice.
Each Common Share entitles its holder to a share in the Company’s assets, profits and liquidation surplus, in proportion to the percentage of capital it represents. Each share also gives the right to vote and to be represented at shareholders' meetings, as well as the right to be informed about the Company’s operations and to obtain certain corporate documents under the conditions provided by the law.
Series A Preferred Shares
In August 2014, the Company issued Series A Preferred Shares. As of September 30, 2023 and December 31, 2022, 23,671 Series A Preferred Shares were authorized, issued and outstanding. Each Series A Preferred Share shall have the same voting rights as a Common Share and shall carry the same number of votes equal to the number of Common Shares on an as-converted basis. Each holder of Series A Preferred Shares shall have the right to convert its shares at any time into Common Shares of the Company at an initial conversion rate of 1:1, subject to proportional adjustment for any share split, dividends, recapitalization, bonus issue, rights issue or other change in the capital structure of the Company. The A Shares shall automatically convert into Common Shares if a Series A majority consents to such conversion or upon the closing of a firmly underwritten public offering of shares of the Company.
Subject to the Company having sufficient profits in the relevant financial year and to the Board declaring dividends out of the profits for such financial year, each Series A Share entitles its holder to receive a dividend from the available profits. The dividend amount will be equivalent to what a holder of a Common Share would receive, calculated on an as-converted basis.
Series B Preferred Shares
In March 2016, the Company issued the first tranche of 7,178 Series B Preferred Shares, with the second tranche of 69,211 occurring in April 2017. As of September 30, 2023 and December 31, 2022, 76,389 Series B Preferred Shares were authorized, issued and outstanding. The Series B Preferred Shares contain weighted average ratchet anti-dilution adjustment in case of future issuances by the Company of new shares, or securities or options convertible or exercisable into shares, at a price per share lower than the subscription price. Each Series B Preferred Share entitles its holder, in the Company's assets, profits and liquidation bonus, to a share proportional to the proportion of the capital it represents.
The Series B Shares are convertible into Common Shares at a ratio of 1:1 at any time at the option of each Series B shareholder. The Series B Shares will convert automatically into Common Shares on a firmly underwritten public offering with a price per share of three times the Subscription price or more and with gross proceeds to the Company or if 90% of the holders of Series B Shares agree. The Series B Shares will not be entitled to a preferred dividend.
Series C Preferred Shares
In February 2018, the Company issued 118,053 Series C Preferred Shares. Subsequently, the Company issued additional tranches of 28,860, 17,468, 7,940 and 794 of Series C Preferred Shares in December 2019, April 2021, March 2022 and April 2022, respectively, in relation to the Round C equity financing.
Each Series C Preferred Share entitles its holder, in the Company's assets, profits and liquidation bonus, to a share proportional to the portion of the capital it represents. Each Series C Preferred Share may be converted into Common Shares based on one Common Share for one Series C Preferred Share, at the option of the holder. Each Series C Preferred Share shall have the same voting rights as a Common Share and shall carry the same number of votes equal to the number of Common Shares on an as-converted basis.
The Series C Preferred Shares are subject to preferred dividends at the rate of 7% of the Series C Share subscription price. The dividend right becomes effective from the date when the Series C Preferred Shares are issued. In the event of Liquidation, if dividends were approved but not yet disbursed, they will be paid in cash during the Liquidation process.

LimFlow S.A.
Notes to Consolidated Financial Statements
As of September 30, 2023 and December 31, 2022 173,115 Series C Preferred Shares were authorized, of which 173,115 were issued and outstanding.
Series D Preferred Shares
In March 2022, the Company converted 25,265 bonds into 25,265 Series D Preferred Shares and issued the first tranche of 68,565 Series D Preferred Shares, with the second tranche of 45,710 occurring in November 2022. In March 2022, the investors committed to subscribe to Series D Preferred Shares, to each of which was attached a share subscription warrant giving the right to subscribe to the second tranche, subject to the achievement of certain milestones. As of September 30, 2023 and December 31, 2022, 139,540 Series D Preferred Shares were authorized, issued and outstanding.
The Series D Shares shall be convertible at any time into Common Shares at a conversion ratio of 1:1 by written notice of their holder, subject to adjustment in the event of share splits, grouping or share dividends. The Series D Shares shall automatically convert into Common Shares at a 1:1 ratio in the event of an initial public offering or upon an affirmative vote of the investor majority. The Series D Preferred Shares are subject to preferred dividends at the rate of 7% of the Series D Share subscription price.
Redeemable Convertible Debt
In April 2021, the Company entered into a Convertible Loan Agreement with Balestier Investment Pte Limited, Bpifrance Participations, and Sofinnova Crossover I SLP (the “Lenders”) for €6.7 million, which granted them 39,950 options to convert into Preferred Shares for €100 per option and the right to convert 19,975 options in a second tranche for €100 per option. The redeemable convertible debt was contingently convertible upon meeting certain clinical milestones associated with the Promise II Pivotal Trial. The funds raised in conjunction with the agreement were mainly used to complete Promise II Pivotal Trial and to finance the costs of the U.S FDA Premarket Approval. In January 2022, the Lenders notified the Company they were going to redeem their options for both tranches, which resulted in the issuance of 25,265 Series D Preferred Shares in March 2022, at a par value of €1 and a premium of €262 per share. Interest expense on the 12% coupon was €0.2 million during the year ended December 31, 2022. These preferred shares have the same rights as the Series D Preferred Shares issued in March 2022. The Company elected to account for the redeemable convertible debt using the Fair Value Option. See Note 7 - Fair Value Measurements, for more details.
13. SHARE BASED COMPENSATION
In July 2016, the Company adopted the Business creator share subscription options for employees ("BSPCE") Plan to permit the grant of share-based awards, such as non-qualified share options to LimFlow SA employees. The Board has the authority to determine to whom awards will be granted, the number of shares, the term and the exercise price. The vesting conditions for the BSPCE Plan includes both a time-based vesting condition as well as a vesting condition that permits the options to be vested and paid in cash only in the event of a change of control or liquidation.
In July 2016, the Company adopted the Share options for contractors ("BSA") Plan to permit the grant of share-based awards, such as non-qualified share options to non-employees. The Board has the authority to determine to whom awards will be granted, the number of shares, the term and the exercise price. The vesting conditions for the BSA Plan includes both a time-based vesting condition as well as a vesting condition that permits the options to be vested and paid in cash only in the event of a change of control or liquidation.
In March 2015, the Company approved a plan to issue options for virtual shares, or the Virtual Share Plan, for the purpose of providing incentives and rewards to certain employees and executives. The vesting conditions for the Virtual Share Plan include both a time-based vesting condition as well as a vesting condition that permits the shares to vest and settled in cash only in the event of a change of control or liquidation.
As of September 30, 2023, the Virtual Share Plan had not vested. These virtual share options have no exercise price and each virtual share will be settled in cash at the amount equal to the net proceeds received divided by the sum of outstanding Common Shares and virtual shares, and deducted by a strike price as established in the beneficiaries’ offer letters. The virtual share options have a vesting period of 0 to 12 months and a cliff period of 0 to 12 months. Vesting can be accelerated in case of an exit event, which can be a change in control or liquidation of the Company. These virtual share options are in substance share appreciation rights, which, upon meeting the vesting conditions, will be liability-classified.

LimFlow S.A.
Notes to Consolidated Financial Statements
BSPCE Plan

	Number of awards	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (in years)
Outstanding, January 1, 2022	34,915
Granted	26,812		€77.9
Exercised	—
Forfeited	(765)
Outstanding, December 31, 2022	60,962	€258.5
Granted	11,574	309.8	€153.0
Exercised	—	—
Forfeited	(150)	309.8
Outstanding, September 30, 2023	72,386	€266.7		1.8
Vested and exercisable at September 30, 2023	40,481	€92.4		1.3
The fair value of options granted under the BSPCE Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	September 30, 2023	December 31, 2022
Expected volatility	108.4%	97.4% - 108.4%
Weighted-average Common share fair value (per share)	€153.03	€79.44
Expected dividends	—	—
Risk free interest rates	2.35% - 2.79%	0.07% - 1.98%
Expected term (in years)	4.06	4.68
Share based compensation expense related to the BSPCE Plan is recorded to Cost of goods sold, Research and development, and Selling, general and administrative. During the period ended September 30, 2023, the Company recognized €0.1 million, €0.1 million, and €0.4 million within Cost of goods sold, R&D, and SG&A, respectively. During the year ended December 31, 2022, the Company recognized €0.1 million and €0.3 million within R&D, and SG&A. The Company recognized an insignificant amount in Cost of goods sold.
As of September 30, 2023, there was €3.6 million of unrecognized compensation expense related to the BSPCE Plan, which is expected to be recognized over a weighted average period of 9.9 years.

LimFlow S.A.
Notes to Consolidated Financial Statements
BSA Plan

	Number of awards	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (in years)
Outstanding, January 1, 2022	2,659
Granted	2,519		€77.1
Exercised	—
Forfeited	—
Outstanding, December 31, 2022	5,178	€253.4
Granted	—	—	—
Exercised	—	—
Forfeited	—	—
Outstanding, September 30, 2023	5,178	€253.4	€69.4	2.2
Vested and exercisable at September 30, 2023	3,476	€115.9	€32.1	1.0
The fair value of options granted under the BSA Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	September 30, 2023	December 31, 2022
Expected volatility	N/A	97.6% - 98.7%
Weighted-average Common share fair value (per share)	N/A	€77.12
Expected dividends	N/A	—
Risk free interest rates	N/A	0.35% - 0.66%
Expected term (in years)	N/A	4.81
As only non-employees have been granted awards under the BSA Plan, share based compensation expense is recorded within SG&A. During the nine months ended September 30, 2023 and the year ended December 31, 2022, the Company recognized €0.1 million within SG&A.
As of September 30, 2023, there was €0.1 million of unrecognized compensation expense related to the BSA Plan, which is expected to be recognized over a weighted average period of 5.2 years.
The share-based expense for the period ended September 30, 2023 and the year ended December 31, 2022 was €0.6 million and €0.5 million, respectively. As of September 30, 2023, there was €0.5 million of unrecognized compensation expense related to the virtual shares, which is expected to be recognized over a weighted average period of 0.1 year.
Expected volatility. The expected volatility is derived from an average of the historical volatility of the common share of several publicly traded entities with characteristics similar to those of the Company, such as the size and operational and economic similarities to the Company's principal business operations.
Common Share fair value. The fair value of the Company’s Common Shares was determined by the board of directors with assistance from management. The board of directors determined the fair value of Common Shares by considering independent valuation reports and a number of objective and subjective factors, including valuations of comparable companies, sales of convertible preferred share, operating and financial performance, the lack of liquidity of the Company’s Common Shares and the general and industry-specific economic outlook.
Expected dividends. The Company has not declared or paid any dividends.
Risk-free interest rates. The Company applies the risk-free interest rate based on the AAA Euro Area Central Government Bond Yield for the expected term of the option.

LimFlow S.A.
Notes to Consolidated Financial Statements
Expected term. The Company calculated the expected term as the average of the contractual term of the option and the vesting period for its employee share options as the Company believes this represents the best estimate of the expected terms of a new employee share option.
14. INCOME TAXES
The Company's income tax provision is summarized as follows (in thousands):

	September 30, 2023	December 31, 2022
Loss before income taxes:
United States	€(793)	€(87)
Foreign	(19,947)	(19,343)
Loss before income taxes	(20,740)	(19,430)
Current tax expense / (benefit): Federal
United States	€10	€19
Foreign	(348)	(513)
Total current tax benefit	(338)	(494)
Deferred tax expense / (benefit): Federal
United States	€(91)	€(159)
Foreign	17	16
Total deferred tax benefit	(74)	(143)
Total tax benefit	€(412)	€(637)
Provision for income taxes as a percentage of loss before taxes	2.0%	3.3%
For the period ending September 30, 2023, the Company's effective tax rate of 2.0% differs from the statutory rate primarily due to a change in valuation allowance and development credits. For the period ending December 31, 2022, the Company's effective tax rate of 3.3% differs from the statutory rate primarily due to a change in valuation allowance and uncertain tax positions, foreign taxes, and research and development credits.
Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.
The tax effects of significant items comprising the Company’s deferred taxes are as follows (in thousands):

	September 30, 2023	December 31, 2022
Deferred tax assets
Net operating loss carryforwards	€25,519	€20,237
Amortization	513	630
Inventory	250	110
Credit carryforwards	388	295
Accrued expenses	334	291
Total deferred tax assets	€27,004	€21,563
Deferred tax liabilities
Fixed asset basis	€(21)	€(5)
Total deferred tax liabilities	€(21)	€(5)
Valuation allowance	€(24,790)	€(19,450)
Net deferred tax assets	€2,193	€2,108
ASC 740, Income Taxes, requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax

LimFlow S.A.
Notes to Consolidated Financial Statements
benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance on its deferred tax assets in France and the U.S. The valuation allowance increased by approximately €5.3 million during the nine months ended September 30, 2023.
As a result of losses incurred in the past, the Company has net operating loss ("NOL") carry-forwards that are available to offset future taxable income and subject to expiration rules in its respective jurisdictions.
Net operating losses and tax credit carryforwards are as follows as of September 30, 2023 (in thousands):

	Amount	Expiration Years
Net operating losses, France	€97,333	Indefinite
Net operating losses, Germany	3,578	Indefinite
Tax credits, federal	505	2040 - 2043
Tax credits, state	333	Indefinite
It is not expected that there will be a significant change in the uncertain tax position in the next 12 months. The Company is subject to U.S. federal and state income tax in multiple state jurisdictions, as well as income tax in various foreign jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities. The statute of limitations for tax years ended after December 31, 2019, December 31, 2019, and December 31, 2019 are open for federal, state, and foreign tax purposes, respectively.
The Company accounts for uncertain tax positions under ASC 740. As of September 30, 2023 and December 31, 2022, there was approximately €2.2 million and €1.8 million of unrecognized tax benefits, respectively. Of the unrecognized tax benefits, €2.1 million and €1.8 million represents the amount, that if recognized, would favorably affect the effective tax rate, respectively. The Company does not expect a significant change to its unrecognized tax benefits or recorded liabilities over the next 12 months.
15. SUBSEQUENT EVENTS
On October 31, 2023, the Company entered into a share purchase agreement (the "Purchase Agreement") to be acquired by Inari Medical Inc. (“Inari”), which was completed on November 15, 2023. Inari develops minimally invasive, novel, catheter-based mechanical thrombectomy systems tailored to the unique characteristics of specific disease states. Under the terms of the Purchase Agreement, LimFlow shareholders are to be paid €233.7 million in cash, subject to adjustment based on the working capital, indebtedness, cash and transaction expense in addition to contingent consideration of up to €154.2 million which is subject to the achievement of certain commercial and reimbursement milestones.